EXHIBIT 3.1

SECOND AMENDMENT TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
FACTSET RESEARCH SYSTEMS INC.

WE, THE UNDERSIGNED, PHILIP A. HADLEY AND RACHEL R. STERN, being the Chairman of the Board of Directors and Chief Executive Officer, and Secretary, respectively, of FACTSET RESEARCH SYSTEMS INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) do hereby CERTIFY as follows:

1.	The name of the corporation is FACTSET RESEARCH SYSTEMS INC. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 25, 1984.

2.
The text of the Restated Certificate of Incorporation of this Corporation is hereby amended by deleting the first sentence of Article “FOURTH” in its entirety and substituting in lieu thereof the following:

“FOURTH:   The Corporation shall have the authority to issue a total of one hundred and sixty million (160,000,000) shares of capital stock, consisting of (i) one hundred and fifty million (150,000,000) shares of Common Stock, $.01 par value per share, and (ii) ten million (10,000,000) shares of Preferred Stock, $.01 par value per share.”

3.	This Second Amendment of the Restated Certificate of Incorporation herein certified was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, FactSet Research Systems Inc. has caused this Second Amendment to the Restated Certificate of Incorporation to be executed by the undersigned officer, thereunto duly authorized, this 16th day of December 2011.

FACTSET RESEARCH SYSTEMS INC.
a Delaware Corporation

Date: December 16, 2011	/s/ PHILIP A. HADLEY
Philip A. Hadley
Chairman and Chief Executive Officer

/s/ RACHEL R. STERN
Rachel R. Stern
Senior Vice President General Counsel and Secretary